Exhibit 99.1

The New York Times Company Announces Nomination for Board of Directors

NEW YORK--(BUSINESS WIRE)--February 16, 2012--The New York Times Company announced today that its Board of Directors nominated Steven B. Green to stand for election as a director at its Annual Meeting of Stockholders on April 25. Lynn Dolnick, a director since 2005, is retiring and will not be standing for re-election. Other than Ms. Dolnick, all of the current directors will stand for re-election.

“I am delighted to have Steven nominated to serve on our Board,” said Arthur Sulzberger Jr., chairman and chief executive officer. “Steven, who is married to my sister Cindy, a fourth-generation member of the Ochs/Sulzberger family, brings a superb understanding of complex financial issues and a deep appreciation of our Company’s historic mission and long-term business objectives.”

“My cousin Lynn has served with great dedication since joining the Board in 2005,” said Mr. Sulzberger Jr. “We are grateful for her invaluable advice and counsel during these past years.”

Mr. Green, 47, is general partner of Ordinance Capital L.P., a Florida-based investment firm. He received a bachelor’s degree in economics from Duke University in 1986 and a master’s degree in real estate development in 1988 and an M.B.A. in 1996, both from Columbia University.

About The New York Times Company

The New York Times Company (NYSE: NYT), a leading global, multimedia news and information company with 2011 revenues of $2.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com, About.com and related properties. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com.

CONTACT:
The New York Times Company
Robert H. Christie, 212-556-1981
robert.christie@nytimes.com
or
Abbe Serphos, 212-556-4425
serphos@nytimes.com